Exhibit 99.1

Zapata Quantum Completes Oversubscribed $15 Million Strategic Financing, Capping Successful Restructuring

VC-led round will be used to scale platform and team, building on a foundation of hardware-agnostic quantum software leadership

BOSTON, MA – April 23, 2026 – Zapata Quantum (OTC: ZPTA) (“Zapata”, “Zapata Quantum” or the “Company”), a pioneer in quantum computing application and algorithm development, today announced the completion of an oversubscribed $15 million financing led by Triatomic Capital, a leading technology venture capital firm, with participation from other strategic investors. The capital raise marks the final milestone of a successful year-long restructuring effort and positions Zapata to accelerate its role in advancing the application layer of quantum computing.

“We’ve completed our restructuring and emerged stronger than ever,” said Sumit Kapur, Chief Executive Officer of Zapata Quantum. “This financing is a strong vote of confidence from long-term, fundamentals-oriented investors and positions us to scale at a critical moment as quantum computing transitions from technical progress to transformational real-world value creation.”

“Zapata stands out for its commitment to technical rigor, deep portfolio of foundational IP, and proven experience helping enterprises advance in their quantum journey,” said Jeff Huber, General Partner of Triatomic Capital. “We’re proud to support Zapata’s growth as it continues to demonstrate leadership in translating quantum advantage into quantum utility.”

Leadership in Quantum Value Creation

Since emerging from Harvard’s Quantum Computing Lab in 2017, Zapata has led foundational work advancing real-world quantum applications across Fortune 500 enterprises and the public sector, spanning high-value domains including cryptography, pharmaceuticals, finance, materials discovery, and defense.

A recent example of Zapata’s work highlighting quantum-enabled drug discovery was selected as one of Nature Biotechnology's top 10 scientific papers of 2025, and featured as the journal's December 2025 cover. The study, co-authored with Dana-Farber Cancer Institute, University of Toronto, and Insilico Medicine, focused on targeting the KRAS mutation in cancer therapy—serving as a proof point of Zapata’s capabilities and quantum computing’s massive potential to generate viable drug candidates in the biotech domain.

Scaling at a Critical Moment for Quantum Computing

Quantum computing is entering a phase of increasing enterprise relevance, with rapid hardware progress fueling growing sophistication in algorithms and implementations. At the same time, a gap remains between technical advancement and the ability to develop validated, high-value applications for enterprise problems. Zapata is focused on closing this gap by providing enterprises with the intelligence and tooling required to move from experimentation to production-ready solutions.

The strategic investment by Triatomic and others underscores Zapata's mission to solve the quantum application bottleneck and represents a key next step in the company's progress in the public market.

Funding will be used to scale Zapata’s platform and team across science, engineering, product, and commercial functions. As an AI-native company, Zapata is structured to deploy this capital efficiently—leveraging AI-driven development and strategic partnerships, including its collaboration with the University of Maryland on formal validation of quantum algorithms, to extend capabilities, accelerate development, and maximize runway.

"We are already firing on all cylinders: scientifically, technically, and commercially," said Kapur. "This capital is jet fuel. It allows us to scale across every dimension. I couldn't be more grateful or excited for the journey ahead as we continue toward our true north as the foundational hardware-agnostic quantum software platform.”

About Zapata Quantum

Zapata Quantum is a leading hardware-agnostic, pure-play quantum software company focused on accelerating quantum application development. With a portfolio of more than 60 granted and pending patents developed over seven years, Zapata supports applications across cryptography, pharmaceuticals, finance, materials discovery, defense, and more. The Company is the only organization to have participated across all technical areas of DARPA’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to translate quantum advances into real-world impact. Learn more at zapataquantum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s position and prospects in the market for quantum technologies, and the potential future growth and value creation of its business. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” “believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, our ability to efficiently deploy capital to re-establish, grow and maintain material operations and meet future goals and milestone targets, the state of the U.S. economy including issues caused by inflation and uncertainty about interest rates, uncertainty surrounding and impacts arising from geopolitical conflicts such as those occurring in the Middle East and Ukraine, our ability to attract and retain key personnel, our ability to maintain and protect intellectual property rights, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, the possibility that competitors may develop or access technology with similar or superior capabilities to our technology offerings, and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.